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                                                                    Exhibit 23.1


The Board of Directors
TransMontaigne Oil Company

We consent to incorporation by reference in the registration statement (no. 333-23691) on Form S-3 and the registration statements (nos. 333-04405 and 333-15055) on Form S-8 of TransMontaigne Oil Company of our report dated June 19, 1997 relating to the consolidated balance sheets of TransMontaigne Oil Company and subsidiaries as of April 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended April 30, 1997, which report appears in the April 30, 1997, annual report on Form 10-K of TransMontaigne Oil Company.

(signed) KPMG Peat Marwick LLP


Denver, Colorado
July 28, 1997